Contract

THIS Contract has been made

between

Wikisoft Corp.

315 Montgomery Street San Francisco, CA 94104

(the "Company")

and

Paul Quintal

12 Robin Road

Rye, NH03870

United States

(the "Chairman")

Date of commencement and place of work

The Chairman will take up the position as Chairman in the Board as effective from December 1st , 2020 with terms specified in this contract.

Duties and authority

Position; Duties: Throughout his period of employment, Chairman shall be employed and serve as the Chairman of the Board of Directors of the Company (together with such other position or positions consistent with Chairman's title as the Company shall specify from time to time) and shall have such duties typically associated with such title and as may otherwise be assigned to him by the Company. The Chairman shall perform such duties and responsibilities related to such position in accordance with Company's bylaws and applicable law. Director shall comply with the statues, rules, regulations and orders of governmental authority which are applicable to the performance of the services and Company's rules regulations as they may from time-to-time be adopted and modified.

Not Full Business Time: Chairman shall devote considerable business time, attention, skill and efforts to the performance of his duties under this Agreemen,t but shall be free to engage in such other business or occupation during the period of his employment as he may choose, provided, however, that no such activity conflicts with the interests of the Company, interferes with the proper and efficient performance of his duties for the Company or interferes with the exercise of his judgment in the Company's best interests. Notwithstanding the foregoing, nothing herein shall preclude Chairman from (i) serving as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of for-profit companies or charitable organizatio ns, (ii) engaging in charitable activities and community affairs and (iii) managing personal and/or family investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Chairman so as not to materially interfere, individually, or in the aggregate, with the performance of his duties and responsibilities hereunder.

Remuneration and remuneration negotiations

The monthly remuneration is USD 2,000 to be paid monthly last dayof each month and no later than on the last working day of the month.

The remuneration will be negotiated with The Founder once a year in June effective from July, for the first time June 2021.

Shares

The Chairman will receive 50,000 common shares in the company on June 1st 2021 by entering this agreement. If share price below $2 USD The Chairman will receive shares worth of $100,000 USD instead.

If The Chairman resigns during the vesting period, The Chairman is entitled to receive a proportionate share of the common shares.

Pension

The Chairman shall pay his own pension.

Holidays and days off Holiday

The Chairman is entitled to 5 weeks' holiday per calendar year during which the Chairman will receive his usual remuneration. The Chairman is entitled to fully paid remuneration during holidays from the date of commencement.

The Chairman decides the time of his holiday in consideration of the operations of the Company and its deadlines.

Days off

24 December, 31 December, 1 January, Friday after Ascension Day, and Constitution Day off with full pay.

2

Travel and entertainment

The Chairman incurred for work related travel, nights away from home, entertainment etc. will be reimbursed by the Company against presentation of vouchers.

Termination of employment

This Contract may be terminated by The Company with 3 months' notice and by The Chairman by 3 months' notice to expire on the last day of any month.

At the termination of the employment, the Company is obliged, together with The Chairman, to explore the possibilities of issuing a joint press release with information to the employees of the Company, the community etc.

Duty of confidentiality

The Chairman has a duty of confidentiality in respect of all matters that come to his or her knowledge in connection with the performance of his duties as Chairman, except where the nature of such matters requires that they be communicated to third parties. This duty of confidentiality continues to apply after The Chairman has left the Company.

When the Chairman leaves the Company - for whichever cause - all material belonging to the Company is to be returned to the Company, including any copies of such material.

Parties' signatures

Frederiksberg, on Oct 1st, 2020	Frederiksberg, on Oct 1st, 2020

/s/ Paul Quintal	/s/ Rasmus Refer
The Chairman	For and on behalf of the Company
Paul Quintal	Rasmus Refer

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